Exhibit 8.1

June 18, 2013

EPR Properties

909 Walnut Street, Suite 200

Kansas City, Missouri 64106

and

J.P. Morgan Securities LLC

383 Madison Avenue

New York, NY 10179

Citigroup Global Markets Inc.

388 Greenwich Street

New York, NY 10013

RBC Capital Markets, LLC

200 Vesey Street

Three World Financial Center, 9th Floor

New York, NY 10281

as representatives of the several Underwriters

Re:	Registration Statement on Form S-3 (File No. 333-189023)

5.250% Senior Notes due 2023

Ladies and Gentlemen:

We have acted as counsel to EPR Properties, a Maryland real estate investment trust (the “Company”), in connection with the public offering and sale by the Company of $275,000,000 aggregate principal amount of its 5.250% Senior Notes due 2023 pursuant to a registration statement on Form S-3 (File No. 333-189023) (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on June 3, 2013, and the related prospectus dated June 3, 2013 (the “Prospectus”), and prospectus supplement dated June 13, 2013 (the “Prospectus Supplement”).

You have requested that we express our opinion as to: (i) the qualification of the Company as a real estate investment trust for U.S. federal income tax purposes (a “REIT”) under the provisions of Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”); and (ii) the accuracy of the discussion of U.S. federal income tax considerations contained under the caption “U.S. Federal Income Tax Considerations” in the Prospectus, as amended and supplemented by the discussion contained under the caption “Supplemental U.S. Federal Income Tax Considerations” in the Prospectus Supplement.

EPR Properties

J.P. Morgan Securities LLC

Citigroup Global Markets Inc.

RBC Capital Markets, LLC

June 18, 2013

In connection with the opinions expressed herein, we have reviewed such documents and made such inquiries as we have deemed necessary as a basis for such opinions. In addition, the Company has made certain representations to us as set forth in an Officers’ Certificate dated June 18, 2013 (the “Officers’ Certificate”), and, with your consent, we have relied upon such representations in expressing our opinions herein. In expressing our opinions herein, we have assumed, with your consent, that (i) the statements and representations set forth in the Officers’ Certificate are true and correct, and (ii) the Officers’ Certificate has been executed by appropriate and authorized officers of the Company. Although we have not independently investigated the representations to us set forth in the Officers’ Certificate, nothing has come to our attention that would lead us to question the accuracy of any representation contained in the Officers’ Certificate.

Based on the foregoing and an analysis of the Code, Treasury Regulations thereunder, judicial authority and current administrative rulings and such other laws and facts as we have deemed relevant and necessary, and subject to the limitations and assumptions set forth herein, we are of the opinion that:

1. Beginning with its taxable year ended December 31, 1997, the Company has been organized and operated in conformity with the requirements for qualification and taxation (and the Company has qualified) as a REIT for U.S. federal income tax purposes, and its current and proposed method of operation (as represented in the Officers’ Certificate, and as described in the Prospectus and the Prospectus Supplement) will enable the Company to continue to meet the requirements for qualification and taxation as a REIT for the current and subsequent taxable years under the Code as currently in force and effect.

2. The statements in the Prospectus under the caption “U.S. Federal Income Tax Considerations,” as amended and supplemented by the statements in the Prospectus Supplement under the caption “Supplemental U.S. Federal Income Tax Considerations,” to the extent that they describe matters of law or legal conclusions, are correct in all material respects.

The opinions expressed herein are based on existing law as contained in the Code and regulations promulgated thereunder, in effect on the date hereof, and the interpretations of such provisions and regulations by the Internal Revenue Service (“IRS”) and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively, and to possibly different interpretations. Also, any variation or difference in the facts from those set forth in the Registration

EPR Properties

J.P. Morgan Securities LLC

Citigroup Global Markets Inc.

RBC Capital Markets, LLC

June 18, 2013

Statement or the Officers’ Certificate may affect the opinions expressed herein. Moreover, the Company’s qualification and taxation as a REIT depend upon the Company’s ability to meet, through actual annual operating results, distribution levels and diversity of share ownership and the various qualification tests imposed under the Code, the results of which have not been and will not be reviewed by us. Accordingly, no assurance can be given that the actual results of the Company’s operations for any taxable year will satisfy such requirements.

The opinions expressed herein are limited to the specific issues addressed herein, and we express no opinion, whether by implication or otherwise, as to any matters beyond that expressly stated herein. The opinions expressed herein represent our legal judgment, but they have no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be successfully asserted by the IRS or a court. This letter shall not be construed as or deemed to be a guaranty or insuring agreement. The opinions expressed herein are rendered as of the date first written above and we have no continuing obligation hereunder to inform you of changes of law, including judicial interpretations of law, or of facts, circumstances, events or developments of which we become aware after the date hereof and which may alter, affect or modify the opinions expressed herein.

We hereby consent to the filing of this letter as Exhibit 8.1 to the Registration Statement and to the reference to this firm in the Prospectus and the Prospectus Supplement forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules of the Commission promulgated thereunder.

Sincerely,

/s/ Stinson Morrison Hecker LLP